Registration No. 333 - ____

As filed with the Securities and Exchange Commission on November 14, 1997


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                _______________

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          TELSCAPE INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its charter)

            TEXAS                                    75-2433637
(State or other jurisdiction of                   (I.R.S. Employer
incorporation or organization)                   Identification No.)

                                                 TODD M. BINET, EXECUTIVE
                                                 VICE PRESIDENT AND CHIEF
4635 SOUTHWEST FREEWAY, SUITE 800                FINANCIAL OFFICER
      HOUSTON, TEXAS 77027                       TELSCAPE INTERNATIONAL, INC.
        (713) 968-0968                           4635 SOUTHWEST FREEWAY,
(Address, including zip code, and                SUITE 800
 telephone number, including area                HOUSTON, TEXAS 77027
 code, of registrant's principal                 (713) 968-0968
        executive offices)                       (Name, address, including
                                                 zip code, and telephone
                                                 number, including area
                                                 code, of agent for service)


                                    COPY TO:

                               ERIC A. BLUMROSEN
                      GARDERE WYNNE SEWELL & RIGGS, L.L.P.
                           333 CLAY AVENUE, SUITE 800
                              HOUSTON, TEXAS 77002
                                 (713) 308-5533

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend
or interest reinvestment plans, check the following box.   X

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.


                        CALCULATION OF REGISTRATION FEE

  TITLE OF    AMOUNT TO BE   PROPOSED MAXIMUM   PROPOSED MAXIMUM     AMOUNT OF
SHARES TO BE   REGISTERED    AGGREGATE PRICE   AGGREGATE OFFERING  REGISTRATION
 REGISTERED       (1)            PER SHARE          PRICE (2)           FEE

Common Stock,    661,000         $12.0625         $7,973,312.50       $2,417
$.001 par value

  (1) The aggregate number of securities registered hereunder is 661,000 shares of Common Stock, 641,000 of which are issuable upon exercise of certain warrants. Pursuant to Rule 416, there are also being registered additional shares of Common Stock as may become issuable pursuant to the antidilution provisions in the warrant agreements under which certain of the shares of Common Stock registered herein are issuable.

  (2) Estimated solely for the purpose of calculating the registration fee in accordance with paragraph (c) of Rule 457 under the Securities Act of 1933, as amended, based upon $12.0625, the per share average of high and low sales prices of the Common Stock on the Nasdaq SmallCap Market on November 7, 1997.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended (the "Securities Act"), or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.
A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH
THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD
NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL
OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS
OF ANY SUCH STATE.

                SUBJECT TO COMPLETION - DATED NOVEMBER 14, 1997
PROSPECTUS
                          TELSCAPE INTERNATIONAL, INC.
                                  Common Stock

                                 661,000 Shares



  This Prospectus relates to (i) the issuance of shares of the Common
Stock, $.001 par value (the "Common Stock"), of Telscape International, Inc. (the "Company") by the Company upon exercise of certain warrants to purchase Common Stock, (ii) the reoffer and resale by certain selling shareholders
(the "Selling Shareholders") of shares that will be issued by the Company to certain of the Selling Shareholders upon the exercise of certain outstanding warrants (the "Warrant Shares"), and (iii) certain shares previously issued by the Company (together with the Warrant Shares, the "Shares"). The Company will maintain the registration statement, of which this Prospectus is a part, until August 10, 1998, during which period the Shares may be offered or sold.

  The Company will not receive any of the proceeds from the sale of the Shares. However, 641,000 of the Shares are issuable by the Company upon exercise of certain outstanding warrants. If such warrants are fully exercised, the Company will receive up to an aggregate of $5,074,590 in gross proceeds, assuming none of the 11,000 shares of Common Stock issuable upon exercise of certain warrants are exercised pursuant to a cashless exercise provision.
See "Use of Proceeds" and "Selling Shareholders." The Company has agreed to bear certain expenses (other than brokerage and selling commissions and any fees and expenses of counsel and other advisors to the Selling Shareholders) in connection with the registration and sale of the Shares being offered by the Selling Shareholders. See "Use of Proceeds."

  The Selling Shareholders have advised the Company that the resale of their Shares may be effected from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated. The Selling Shareholders may effect such transactions through public or private markets by selling the Shares to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealer acquiring the Shares from the Selling Shareholders may sell such securities in its normal market making activities, through other brokers on a principal or agency basis, in privately negotiated transactions, to its customers or through a combination of such methods. See "Plan of Distribution."

  The Common Stock is traded on the Nasdaq SmallCap Market ("Nasdaq SmallCap") under the symbol "TSCP." On November 13, 1997, the closing sale price for the Common Stock as reported by Nasdaq SmallCap was $11.75.


     SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR CERTAIN
               MATTERS TO BE CONSIDERED BY PROSPECTIVE INVESTORS

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CERTAIN MATTERS DISCUSSED IN THIS REGISTRATION STATEMENT ARE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED.

               The date of this Prospectus is November   , 1997.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; at its New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and at its Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2411. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the internet at http://www.sec.gov.

  The Company has filed with the Commission, a Registration Statement on Form S-3 (as amended from time to time and together with all exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made for a full statement of the provisions thereof.

  The Common Stock is listed on Nasdaq SmallCap and reports and other information concerning the Company can be inspected at Nasdaq.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents and portions of documents are incorporated by reference in this Prospectus and shall be deemed to be a part hereof:

  1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996.

  2. The Company's Quarterly Reports on Forms 10-QSB for the fiscal quarters ended March 31, June 30 and September 30, 1997.

  3. The Company's Current Reports on Forms 8-K dated June 10, 1997, August 6, 1997, as amended, and October 15, 1997, as amended.

  4. The Company's Proxy Statement for the Annual Meeting of Shareholders dated May 19, 1997.

  5. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since December 31, 1996.

  6. The description of the Company's Common Stock contained in the Company's Registration Statement on Form SB-2, dated August 10, 1994 (File Number 33-80542-D).

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and made a part hereof from the respective dates of filing of such documents. Any statement contained herein, or in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

  The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of that person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to those documents. Requests should be directed to Todd M. Binet, Executive Vice President and Chief Financial Officer, Telscape International, Inc., 4635 Southwest Freeway, Suite 800, Houston, Texas 77027 (telephone: (713) 968-0968) (e-mail: tbinet@telscape.com).

  No person is authorized in connection with the offering made by this Prospectus to give any information or to make any representations not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated by reference in this Prospectus must not be relied upon as having been authorized by the Company. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for that person to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made under this Prospectus shall, under any circumstance, create any implication that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                                  RISK FACTORS

  THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO
THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING THE SHARES OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS.

INVESTORS MAY BE UNABLE TO EXERCISE WARRANTS OR SELL SHARES IN CERTAIN JURISDICTIONS

  The Company is permitted to issue shares of Common Stock upon exercise of warrants only in those state jurisdictions in which the Shares are registered or qualified. Of the 661,000 shares of Common Stock being registered pursuant to the registration statement of which this Prospectus is a part, 525,000 shares are issuable pursuant to Redeemable Common Stock Purchase Warrants (the "Redeemable Warrants") which were issued in connection with the initial public offering of the Common Stock in August 1994 (the "IPO"). The Redeemable Warrants were registered or qualified in only certain jurisdictions at the time of the IPO. In addition, although the underwriters in the IPO agreed to not knowingly sell the Redeemable Warrants in any jurisdiction in which they were not registered or otherwise qualified, initial purchasers of the Redeemable Warrants may have relocated to a jurisdiction in which the shares of Common Stock underlying the Redeemable Warrants are not so registered or qualified. In addition, a purchaser of the Redeemable Warrants in the open market may reside in a jurisdiction in which the shares of Common Stock underlying the Redeemable Warrants are not registered or qualified. The Company has not maintained the registration or qualification of the shares of Common Stock underlying the Redeemable Warrants for sale in any of the states in which the initial holders of the Redeemable Warrants originally resided. Since the Company does not know the jurisdictions in which the current beneficial owners of the Redeemable Warrants reside, the Company may not be able to permit the holders of the Redeemable Warrants and other warrants to exercise such warrants. As a result, holders of the Redeemable Warrants and other warrants may have no choice but to either sell their warrants or let them expire. Holders of the Redeemable Warrants and other warrants and other interested persons who wish to know whether or not shares of Common Stock may be issued upon the exercise of warrants by holders of the warrants in a particular state should consult with the securities department of the state in question or send a written inquiry to the Company.

POTENTIAL ADVERSE EFFECTS OF REDEMPTION OF REDEEMABLE WARRANTS

  The Redeemable Warrants may be redeemed by the Company upon a 30 day notice, at a price of $.20 per Redeemable Warrant, provided that the closing sales price of the Common Stock on all of the 20 trading days ending on the third day prior to the day on which the Company gives notice has been at least $10.125. At the date of this Prospectus, the Company has the ability to provide notice of a redemption. Redemption of the Redeemable Warrants could force the holders of the Redeemable Warrants to exercise the Redeemable Warrants and pay the exercise price at a time when it may be disadvantageous for such holders of Redeemable Warrants to do so, to sell the Redeemable Warrants at the then current market price when they might otherwise wish to hold the Redeemable Warrants, or to accept the redemption price, which is likely to be substantially less then the market value of the Redeemable Warrants at the time of redemption. In addition, redemption of the Redeemable Warrants could result in selling pressure which could have a negative impact on the price of the Common Stock. The Redeemable Warrants expire on August 10, 1998.

RISKS ASSOCIATED WITH RAPIDLY CHANGING INDUSTRY

The telecommunications equipment and services industry is changing rapidly due to, among other things, deregulation, privatization of small facilities-based providers in the United States that have emerged as a result of deregulation and are sometimes referred to as Post, Telephone and Telegraphs ("PTTs"), technological improvements, expansion of the telecommunications infrastructure and the globalization of the world's economies and free trade. There can be no assurance that one or more of these factors will not vary unpredictably, which could have a material adverse effect on the Company.
There can be no assurance, even if these factors turn out as anticipated, that the Company will be able to implement its strategy or that its strategy will be successful in this rapidly evolving market.

  Much of the Company's planned growth in the services area is predicated upon the deregulation of telecommunications markets. There can be no assurance that such deregulation will occur when or as anticipated, if at all, or that the Company will be able to grow in the manner or at the rates currently contemplated.

  The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increased satellite and fiber optic cable transmission capacity for services similar to those provided by the Company, including utilization of the Internet and packetized transmission systems for international voice and data communications. The Company cannot predict which of the many possible future product and service offerings will be important to establish and maintain a competitive position or what expenditures will be required to develop and provide such offerings. The Company's profitability will depend, in part, on its ability to anticipate and adapt to rapid technological changes occurring in the telecommunications industry and on its ability to offer, on a timely basis, services that meet evolving industry standards and customer preferences. There can be no assurance that the Company will be able to adapt to such technological changes or offer such services on a timely basis or establish or maintain a competitive position.

  As a result of existing excess international transmission capacity, the marginal cost of carrying an additional international call is often very low for carriers that own minimum investment units ("MIUs") or indefeasible rights of use ("IRUs"). Industry observers have predicted that these low marginal costs may result in significant pricing pressures and that, within the next ten years, there may be no charges based on the distance or even the duration of a call. Certain of the Company's competitors have introduced calling plans that provide for flat rates on calls within the U.S. and Canada, regardless of time of day or distance of the call. If this type of pricing were to become prevalent, it may have a material adverse effect on the Company.

OPERATING RESULTS SUBJECT TO SIGNIFICANT FLUCTUATIONS

  The Company's operating results are difficult to forecast with any degree of accuracy because a number of factors subject these results to significant fluctuations. As a result, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

  FACTORS INFLUENCING OPERATING RESULTS, INCLUDING REVENUES, COSTS
  AND MARGINS

  The Company's revenues, costs and expenses have fluctuated significantly in the past and are likely to continue to fluctuate significantly in the future as a result of numerous factors. The Company's revenues in any given period can vary due to factors such as market demand for its products and services; call volume fluctuations, particularly in regions with relatively high per-minute rates; the addition or loss of major customers, whether through competition, merger, consolidation or otherwise; the loss of economically beneficial routing options for the termination of the Company's traffic; financial difficulties of major customers; pricing pressure resulting from increased competition; and technical difficulties with, or failures of portions of, the Company's network that impact the Company's ability to provide services to or send invoices to its customers. The Company's cost of services and operating expenses in any given period can vary due to factors such as import duties charged to its equipment offering; changes in prices from vendors; fluctuations in rates charged by carriers to terminate the Company's traffic; increases in bad debt expense and reserves; timing of capital expenditures, and other costs associated with acquiring or obtaining other rights to switching and other transmission facilities; changes in the Company's sales incentive plans; and costs associated with changes in staffing levels of sales, marketing technical support and administrative personnel. In addition, the Company's operating results can vary due to factors such as changes in routing due to variations in the quality of vendor transmission capability; loss of favorable routing options; the amount of, and the accounting policy for, return traffic under operating agreements; actions by domestic or foreign regulatory entities; the level, timing and pace of the Company's expansion in international and commercial markets; and general domestic and international economic and political conditions. Since the Company does not generally have long term arrangements for the purchase or resale of long distance services, and since rates fluctuate significantly over short periods of time, the Company's gross margins are subject to significant fluctuations over short periods of time. The Company's gross margins also may be negatively impacted in the longer term by competitive pricing pressures.

  NO ASSURANCE THAT RECENT GROWTH WILL CONTINUE; POTENTIAL IMPACT ON NET INCOME AND MARKET EXPECTATIONS

  Although the Company's revenues have significantly increased in the first, second and third quarters of 1997, such growth should not be considered indicative of future revenue growth or operating results. If revenue levels fall below expectations, net income is likely to be disproportionately adversely affected because a proportionately smaller amount of the Company's operating expenses varies with its revenues. There can be no assurance that the Company will be able to achieve or maintain profitability on a quarterly or annual basis in the future.

  As a result of the foregoing, it is likely that in some future period the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected.

RISKS ASSOCIATED WITH EQUIPMENT BUSINESS

  RAPIDLY CHANGING INDUSTRY

  The equipment sales of the Company are subject to the risks of rapidly changing technology and a dynamic marketplace. Voice telephony equipment, which has been the traditional source of equipment revenue for the Company, is converging into a unified platform and network that will transmit both data and video, creating increased complexity. As technology evolves, so do the needs of the customer. Through its acquisitions of Integracion de Redes, S.A. de C.V. ("Integracion") of Mexico City, and N.S.I., S.A. de C.V. ("NSI") of Mexico City, the Company is attempting to address the technological changes and its customers' needs. However, there can be no assurance that the Company will be able to embrace completely these new technologies, modify its approach to doing business, retain the necessary personnel and implement the appropriate strategies to adapt to these new technical and service requirements.

  DISTRIBUTION AGREEMENTS

  The Company distributes telephony, data and networking equipment for certain manufacturers. None of the distribution agreements under which the Company sells this equipment contains any exclusivity provisions. In addition, in most instances, the term of the distribution agreement is year-to-year. There can be no assurance that the Company will continue to have distribution arrangements with its major manufacturers on favorable terms, if at all.

  FINANCING REQUIREMENTS

  To date, the Company has not had any formal extended credit arrangement with any of its suppliers. As a result, the Company's working capital has been strained. The Company has attempted to mitigate this risk by requiring accelerated payments from its customers but has not always been successful in doing so. In addition, in order to be responsive to its customers' needs, the Company has had to carry a certain level of inventory of equipment, which also has put a strain on the Company's working capital. To date, the Company has been unable to secure any form of conventional financing with respect to its working capital requirements. There can be no assurance that the Company will not face significant pressure on its working capital in the future or that the Company will be able to finance such working capital requirements through conventional financing means.

RISKS OF INTERNATIONAL TELECOMMUNICATIONS AND VALUE-ADDED
SERVICES BUSINESSES

  Historically, the Company has generated substantially all of its international long distance revenues by providing international telecommunications services to its customers on a wholesale basis. The international nature of the Company's operations involves certain risks, such as changes in U.S. and foreign government regulations and telecommunications standards; dependence on foreign partners; tariffs, taxes and other trade barriers; and the potential for nationalization, economic downturns and political instability in foreign countries. In addition, the Company's business could be adversely affected by a reversal in the current trend toward deregulation of telecommunications carriers. The Company will be increasingly subject to these risks to the extent that the Company proceeds with the planned expansion of its international operations.

  LIMITED OPERATING HISTORY

  The Company did not commence as an international long distance provider until the fourth quarter of 1996. As a result, the Company's business must be considered in light of the risks faced by early stage companies in the rapidly evolving international telecommunications market. Early stage companies must respond to external factors, such as competition and changing regulations, without the resources, infrastructure and broader business base of more established companies. Early stage companies also must respond to these risks while simultaneously developing systems, adding personnel and entering new markets. As a result, these risks can have a much greater effect on early stage companies. If the Company does not successfully address such risks, the Company's business, operating results and financial condition could be materially adversely affected.

  DEPENDENCE ON FOREIGN PARTNERS

  The Company will increasingly rely on foreign partners to handle its traffic in and from foreign countries and to assist in installing transmission facilities and network switches, complying with local regulations, obtaining required licenses and assisting with customer and vendor relationships. The Company may have limited recourse in the event its foreign partners do not perform under their contractual arrangements with the Company. The Company's arrangements with foreign partners may expose the Company to significant legal, regulatory and economic risks.

  FOREIGN GOVERNMENT CONTROL AND HIGHLY REGULATED MARKETS

  Governments of many countries exercise substantial influence over various aspects of the telecommunications market. In some cases, the government owns or controls companies that are or may become competitors of the Company or companies (such as national telephone companies) upon which the Company and its foreign partners may depend for required interconnections to local telephone networks and other services. Accordingly, government actions in the future could have a material adverse effect on the Company's operations. In highly regulated countries in which the Company is not dealing directly with the dominant local exchange carrier, the dominant carrier may have the ability to terminate service to the Company or its foreign partner and, if this occurs, the Company may have limited or no recourse. In countries where competition is not yet fully established and the Company is dealing with an alternative carrier, foreign laws may prohibit or impede the entry of such new carriers in the market.

  INTERNATIONAL SETTLEMENT RATES AND INTERNATIONAL TRAFFIC
  FLUCTUATIONS

  The Company's revenues and costs of long distance services are sensitive to changes in international settlement rates, imbalances in the ratios between outgoing and incoming traffic and foreign currency fluctuations. International rates charged to customers are likely to decrease in the future for a variety of reasons, including increased competition between existing long distance providers, new entrants into the market, new voice-packetized technologies changing the economics of traditional long distance and the consummation of joint ventures among large international long distance providers that facilitate targeted pricing and cost reductions. There can be no assurance that the Company will be able to increase its traffic volume or reduce its operating costs sufficiently to offset any resulting rate decreases. As the Company continues to pursue a strategy of entering into operating agreements where it is economically advantageous to do so, the Company's results of operations will become increasingly subject to the risks of changes in international settlement rates and foreign currency fluctuations. Similarly, if the Company pursues a strategy of developing and implementing new technologies to adapt its business strategy to the new conditions caused by the aforementioned technical developments, there can be no assurance that the Company will have or be able to obtain the financial resources necessary to utilize this technology to compete effectively.

  DEPENDENCE ON AVAILABILITY OF TRANSMISSION CAPACITY

  Historically, the Company's sales of international long distance and value-added services have been handled through arrangements with other long distance providers. The Company purchased capacity from three vendors in the quarter ended September 30, 1997, which accounted for a majority of the Company's capacity during such period. There can be no assurance that such arrangements will continue to be available to the Company on a cost-effective basis or at all. Currently, most transmission capacity used by the Company is obtained on a variable, per minute basis, subjecting the Company to the possibility of unanticipated price increases and service cancellations. The Company also requires high voice quality transmission capacity, which may not always be available at cost-effective rates. Failure by the Company to continue to enter into cost-effective arrangements with its primary vendors, or to locate suitable replacements, would have a material adverse effect on the Company. To the extent that the Company's variable costs increase, the Company may experience reduced or, in certain circumstances, negative margins for some services. As its traffic volume increases on particular routes, the Company expects to decrease its reliance on variable usage arrangements and enter into fixed monthly or longer-term leasing or ownership arrangements, subject to obtaining any requisite authorization.
To the extent that the Company does so, and incorrectly projects traffic volume in a particular geographic area, the Company would experience higher fixed costs without a related increase in revenue. The Company has invested substantial resources and intends to continue to invest in developing its own transmission and switching facilities, which is a capital intensive and time-consuming process. There can be no assurance that the Company will successfully complete development of its network in a timely manner or within budget.

  POTENTIAL ADVERSE EFFECTS OF GOVERNMENT REGULATION

  The Company's business is subject to various U.S. and foreign laws, regulations, agency actions and court decisions. The Company's international facilities-based and resale services are subject to regulation by the Federal Communications Commission (the "FCC"). The FCC requires authorization prior to leasing capacity, acquiring international facilities, or initiating international service. Prior FCC approval is also required to transfer control of an authorized carrier. The Company is also subject to the FCC rules that regulate the manner in which international services may be provided, including, for instance, the circumstances under which carriers may provide international switched services by using private lines or routing traffic through third countries.

  MEXICAN PERMIT

  The Company has been issued a license to provide value-added telecommunications services by the Mexican Secretaria de Comunicaciones y Transportes ("SCT"), the equivalent of the FCC in the U.S. The license grants the Company the right for an unspecified term to provide these services throughout Mexico involving the use of data, facsimile and voice transmissions, and the resulting embedded international and intra-national long distance traffic generated thereby. The Company is required to pay a license fee quarterly to the Mexican government. Under the license, the Company is free to set its service rates without government approval; however, the Company's rate schedule must be filed with the SCT. There can be no assurance that the Mexican government will not revoke this permit or construe it more narrowly than the Company. The revocation of this permit would have a material adverse effect on the Company.

  THE FCC'S PRIVATE LINE RESALE POLICY

  The FCC's private line resale policy prohibits a carrier from reselling international private leased circuits to provide switched services to a country unless the FCC has found that the country affords U.S. carriers equivalent opportunities to engage in similar activities in that country. Certain of the Company's arrangements with foreign carriers may involve the transmission of switched services for termination in a country that has not been found by the FCC to offer equivalent resale opportunities.
These arrangements are with foreign carriers that are not the dominant carriers in their respective foreign countries. There can be no assurance that the FCC, upon viewing these alternate carrier arrangements, would permit these arrangements under its private line resale policy. If the FCC finds that these arrangements conflict with its policy, it may issue, among other measures, a cease and desist order or impose fines on the Company, which could have a material adverse effect on the Company. It is also possible that the regulatory agency of the foreign government would find that foreign law does not permit the operation of alternate carriers or that the alternate carriers have not met foreign law requirements for such operations. Such a finding could have a material adverse effect on the Company.

  THE FCC'S INTERNATIONAL SETTLEMENTS POLICY

  The Company is also required to conduct its international business in compliance with the FCC's international settlements policy (the "ISP"). The ISP establishes the permissible arrangements for carriers based in the U.S. and their foreign counterparts to settle the cost of terminating each other's traffic over their respective networks. It is possible that the FCC could take the view that some of the Company's current or future arrangements with alternative foreign carriers do not comply with the existing ISP rules.
If the FCC, on its own motion or in response to a challenge filed by a third party, determines that the Company's foreign carrier arrangements do not comply with FCC rules, among other measures, it may issue a cease and desist order or impose fines on the Company. Such action could have a material adverse effect on the Company.

  RECENT AND POTENTIAL FCC ACTIONS

  Regulatory action that has been and may be taken in the future by the FCC may enhance the intense competition faced by the Company. The FCC recently enacted certain changes in its rules designed to permit more flexibility in its ISP as a method of achieving lower cost-based accounting rates as more facilities-based competition is permitted in foreign markets. Specifically, the FCC has decided to allow U.S. carriers, subject to certain competitive safeguards, to propose methods to pay for international call termination that deviate from traditional bilateral accounting rates and the ISP. The FCC has recently adopted a REPORT AND ORDER that will significantly reduce the cost of international long distance telephone service by setting new, lower benchmarks on international settlement rates. While these rule changes may provide more flexibility to the Company to respond more rapidly to changes in the global telecommunications market, it will also provide similar flexibility to the Company's competitors.

  FOREIGN REGULATIONS

The Company may also be subject to regulation in foreign countries in connection with certain of its business activities. For example, the Company's use of transit, international simple resale ("ISR") or other routing arrangements may be affected by laws or regulations in either the transited or terminating foreign jurisdiction. Foreign countries, either independently or jointly as members of the International Telecommunications Union, may have adopted or may adopt laws or regulatory requirements regarding such services for which compliance would be difficult or expensive, that could force the Company to choose less cost-effective routing alternatives and that could adversely affect the Company's business, operating results and financial condition. In Mexico, the Company's value-added services are subject to regulation by the SCT.

  To the extent that it seeks to provide telecommunications services in other non-U.S. markets, the Company is subject to the developing laws and regulations governing the competitive provision of telecommunications services in those markets. The Company currently plans to provide a limited range of services in several Latin American countries, as permitted by regulatory conditions in those markets, and to expand its operations as these markets implement scheduled liberalization to permit competition in the full range of telecommunications services in the next several years. The nature, extent and timing of the opportunity for the Company to compete in these markets will be determined, in part, by the actions taken by the governments in these countries to implement competition and the response of incumbent carriers to these efforts. There can be no assurance that the regulatory regime in these countries will provide the Company with practical opportunities to compete in the near future, or at all, or that the Company will be able to take advantage of any such liberalization in a timely manner.

  RISKS ASSOCIATED WITH COMPLEX SWITCHING AND INFORMATION SYSTEMS
  HARDWARE AND SOFTWARE

  The Company's information systems and switching equipment are expensive to purchase, complex to install and maintain, and subject to hardware defects and software bugs. The Company may experience technical difficulties with its hardware or software, which could adversely affect the Company's ability to provide service to its customers, manage its network, collect billing information, or perform other vital functions. Although the Company has certain technical capabilities, it must rely on a third party to help maintain certain of its switching equipment. This reliance on a third party subjects the Company to certain risks associated with the lack of direct control over the installation of software upgrades, routine maintenance, routing, collection of call detail records and failure of the switching equipment.

  CUSTOMER CONCENTRATION AND INCREASED CUSTOMER DEFAULT EXPOSURE

  The Company has very few customers in the international long distance business and one customer accounts for a disproportionate amount of the Company's international call volume. This customer in turn has several customers; however, one of its customers accounts for a disproportionate amount of its international call volume. The Company mitigates this risk by requiring weekly payment from this customer. Although the Company has experienced insignificant customer defaults in the international long distance business to date, there can be no assurance that the Company will not experience significant customer defaults in the future, which could have a material adverse effect on the Company. Moreover, there is no guarantee that this significant customer of the Company will not transfer all or a material portion of its business away from the Company. If this customer were to transfer all or a material portion of its business, such transfer could have a material adverse effect on the Company.

  EFFECTS OF NATURAL DISASTERS AND OTHER CATASTROPHIC EVENTS

  The Company's business is susceptible to natural disasters such as earthquakes, as well as other catastrophic events such as fire, terrorism and war. Although the Company has taken a number of steps to prevent its network from being affected by natural disasters, fire and the like, such as building redundant systems for power supply to the switching equipment, there can be no assurance that any such systems will prevent the Company's switches from becoming disabled in the event of an earthquake, power outage or otherwise. The failure of the Company's network, or a significant decrease in traffic resulting from effects of a natural or man-made disaster, could have a material adverse effect on the Company's relationship with its customers and the Company.

  REGULATION OF CUSTOMERS

  The Company's customers are also subject to actions taken by domestic or foreign regulatory authorities that may affect the ability of customers to deliver traffic to the Company. While such sanctions have not adversely impacted the volume of traffic received by the Company from such customers to date, future regulatory actions could materially adversely affect the volume of traffic received from a major customer, which could have a material adverse effect on the Company.

  RISKS OF EXPANSION INTO COMMERCIAL MARKET

  While the Company has focused to date solely on the wholesale market, the Company may expand into the commercial market and such expansion will increase the risk of bad debt exposure and lead to higher operating costs. The Company also may be required to update and improve its billing systems and procedures and/or hire new management personnel to handle the demands of the commercial market. There can be no assurance that the Company will be able to effectively manage the cost of, and risks associated with, expansion into the commercial market.

MANAGEMENT OF CHANGING BUSINESS

  The Company has recently experienced significant revenue growth and has expanded the geographic scope of its operations. These factors have resulted in increased responsibilities for management personnel and placed increased demands upon the Company's operating and financial systems. The Company expects that its expansion into foreign countries will lead to increased financial and administrative demands, such as increased operational complexity associated with expanded network facilities, administrative burdens associated with managing an increasing number of relationships with foreign partners and expanded treasury functions to manage foreign currency risks.
The Company will require additional financial and accounting personnel, systems and policies to comply with the reporting requirements of a publicly held company. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's future operations. The failure to implement and improve the Company's operation, financial and management systems as needed to accommodate any expansion of the Company's business could have a material adverse effect on the Company.

RISKS ASSOCIATED WITH ANTICIPATED GROWTH AND ACQUISITIONS

  The Company has experienced rapid growth and intends to continue to grow through further expansion of its existing operations, acquisitions, joint ventures, strategic alliances and the establishment of new operations.
The Company constantly evaluates acquisition and joint venture opportunities. The Company's ability to manage its anticipated future growth will depend on its ability to evaluate new markets and investment vehicles, monitor operations, control costs, maintain effective quality controls, obtain satisfactory and cost-effective lease rights from, and interconnection agreements with, competitors that own transmission lines (in many cases intra-national transmission lines may be available from only one dominant competitor) and significantly expand the Company's internal management, technical and accounting systems. The Company's growth will also depend on its ability to purchase successfully MIUs and IRUs, which ability may be adversely affected by, among other factors, competition to purchase such rights and regulatory restrictions on ownership. The Company's rapid growth has placed, and its planned future growth will continue to place, a significant and increasing strain on the Company's financial, management and operational resources, including the identification of acquisition targets and joint venture partners, the negotiation of acquisition and joint venture agreements and the maintenance of satisfactory relations, including, when necessary, the resolution of disputes with its joint venture partners and minority investors in acquired entities. In addition, acquisitions and the establishment of new operations will entail considerable expenses in advance of anticipated revenues and may cause substantial fluctuations in the Company's operating results.

  The Company, as a result of legal restrictions or other reasons, may acquire a minority interest in strategic targets, in which case the Company would lack control over the target company's operations and strategies. There can be no assurance that such lack of control will not interfere with the Company's growth and integration of its operations.

  The Company may also acquire interests in operations for strategic reasons, despite the fact that such operations have operational or managerial problems. In such cases, there can be no assurance that such operational or managerial problems will not cause significant problems or consume substantial resources of the Company.

  The Company's planned new business will need to be integrated with its existing operations. For acquired business, this will entail, among other things, integration of switching, transmission, technical, sales, marketing, billing, accounting, quality control, management, personnel, payroll, regulatory compliance and other systems and operating hardware and software, some or all of which may be incompatible. Furthermore, employees and customers of acquired businesses generally experience turnover at higher rates during and after the acquisition. In countries where the Company expands by establishing a new business, it must, among other things, recruit, hire and train personnel, establish offices, obtain regulatory authorization, lease transmission lines from, and obtain interconnection agreements with, competitors that own intra-national transmission lines, and install hardware and software. Since the Company may operate businesses in countries other that the U.S., Mexico and Poland, the Company must manage the problems associated with integrating a culturally and linguistically diverse workforce.
The Company has limited experience dealing with these problems.

DEPENDENCE ON KEY PERSONNEL

  The Company's success depends to a significant degree upon the efforts of senior management personnel and a group of employees with longstanding industry relationships and technical knowledge of the Company's operations, in particular, E. Scott Crist, the Company's Chief Executive Officer, and Manuel Landa Rangel, the Company's Chairman of the Board. Several of the Company's key management personnel joined the Company in the past 12 months, including the Company's Chief Financial Officer. The Company's management team has limited experience working together and there can be no assurance that they can successfully integrate as a management team. The Company believes that its future success will depend in large part upon its continuing ability to attract and retain highly skilled personnel. Competition for qualified, high-level telecommunications personnel is intense and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The loss of the services of one or more of the Company's key individuals, or the failure to attract and retain other key personnel, could materially adversely affect the Company.

SIGNIFICANT COMPETITION

  The international telecommunications industry is intensely competitive and subject to rapid change. The Company's competitors in the international wholesale switched long distance market and in the value-added services include large, facilities-based multinational corporations and PTTs, switched-based resellers of international long distance services and international joint ventures and alliances among such companies.
International wholesale switched long distance providers compete on the basis of price, customer service, transmission quality, breadth of service offerings and value-added services. The number of the Company's competitors is likely to increase as a result of the new competitive opportunities created by the World Trade Organization Agreement ("WTO Agreement"). Under the terms of the WTO Agreement, the United States and the other 67 countries participating in the WTO Agreement have committed to open their telecommunications markets to competition and foreign ownership and to adopt measures to protect against anti-competitive behavior, effective starting on January 1, 1998. As a result, the Company believes that competition will continue to increase, placing downward pressure on prices. Such pressure could adversely affect the Company's gross margins if the Company is not able to reduce its costs commensurate with such price reductions.

  The Company's competitors in the equipment business include other distributors of voice, data and video equipment who carry competing lines of manufacturers' equipment or equipment manufactured by the same companies that manufacture the Company's products. In addition, in the equipment market, the Company competes with companies with significantly greater financial resources, such as a division of Telefonos de Mexico ("Telmex"). New forms of competition in the equipment business have recently evolved, such as telecommunications outsourcing. Outsourcing offers the customer an alternative to purchasing. The customer may instead lease the equipment or even get it free from other companies such as long distance carriers, which will offer equipment free solely to capture the customer's long distance business. Although the Company has recently developed an outsourcing program, there can be no assurance that the program will be successful or that the Company will be able to develop the relationships with the appropriate partners or have the financing necessary to support is outsourcing program.

COMPETITION FROM DOMESTIC AND INTERNATIONAL COMPANIES AND ALLIANCES

  The U.S.-based international telecommunications services market is dominated by American Telephone & Telegraph Co. ("AT&T"), MCI Communications Corp. ("MCI") and Sprint Communications Company L.P. ("Sprint"). The
Company also competes with WorldCom, Inc., Pacific Gateway Exchange,
Inc., TresCom International, Inc. and other U.S.-based and foreign long distance providers, many of which have considerably greater financial and other resources and more extensive domestic and international communications networks than the Company. The Company anticipates that it will encounter additional competition as a result of the formation of global alliances among large long distance telecommunications providers. Consolidation in the telecommunications industry could not only create even larger competitors with greater financial and other resources, but could also adversely affect the Company by reducing the number of potential customers for the Company's services.

COMPETITION FROM NEW TECHNOLOGIES

  The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increasing satellite and undersea cable transmission capacity for services similar to those provided by the Company. Such technologies include satellite-based systems such as the proposed Iridium and GlobalStar systems, utilization of the Internet and other packetized methods of transmission for international voice and data communications and digital wireless communication systems such as personal communications services ("PCS"). The Company is unable to predict which of many possible future product and service offerings will be important to maintain its competitive position or what expenditures will be required to develop and provide such products and services.

INCREASED COMPETITION AS A RESULT OF A CHANGING REGULATORY ENVIRONMENT

  The FCC recently granted AT&T's petitions to be classified as a non-dominant carrier in the domestic interstate and international markets, which has allowed AT&T to obtain relaxed pricing restrictions and relief from other regulatory constraints, including reduced tariff notice requirements. These reduced regulatory requirements could make it easier for AT&T to compete with the Company. In addition, the Telecommunications Act of 1996, which substantially revises the Communications Act of 1934, permits and is designed to promote additional competition in the intrastate, interstate and international telecommunications markets by both U.S.-based and foreign companies, including the Regional Bell Operating Companies ("RBOCs"). RBOCs, as well as other existing or potential competitors of the Company, have significantly more resources than the Company. The Company also expects that competition from carriers will increase in the future along with increasing deregulation of telecommunications markets worldwide. As a result of these and other factors, there can be no assurance that the Company will continue to compete favorably in the future.

FOREIGN CORRUPT PRACTICES ACT

  The Company is also subject to the Foreign Corrupt Practices Act ("FCPA"), which generally prohibits U.S. companies and their intermediaries from bribing foreign officials for the purpose of obtaining or keeping business. The Company may be exposed to liability under the FCPA as a result of past or future actions taken without the Company's knowledge by agents, strategic partners and other intermediaries. Such liability could have a material adverse effect on the Company.

CAPITAL EXPENDITURES; POTENTIAL NEED FOR ADDITIONAL FINANCING

  Expansion of the Company's international long distance business, value-added services business, equipment business, and acquisition efforts will require significant additional capital. The Company may be required to obtain additional financing depending on factors such as the rate and extent of the Company's growth in these areas. Issuance of additional equity securities would result in dilution to shareholders. There can be no assurance that additional financing will be available on terms acceptable to the Company, if at all. The Company's inability to fund its capital requirements would have a material adverse effect on the Company.

NASDAQ SMALLCAP

  The Common Stock is listed on Nasdaq SmallCap. The market price of the Common Stock has been volatile, and there may be significant volatility in the trading price for the Shares. The equity markets have, on occasion, experienced significant price and volume fluctuation that have affected the market prices for many companies' securities and that have been often unrelated to the operating performance of these companies. The trading price of the Common Stock may also be subject to significant fluctuations in respect of variations in the Company's results of operations, actual or anticipated announcements of technical innovations or new products and services by the Company or its competitors, general conditions in the telecommunications industry, rumors relating to the Company or its competitors and other events or factors. Accordingly, there can be no assurance as to the price at which the Shares will trade in the future.

  Historically, the shares of Common Stock have had relatively low trading volume on Nasdaq SmallCap. During the four week period ended September 30, 1997, for example, the weekly trading volume averaged 97,690 shares. Low trading volume can influence the trading price of a security, hamper the liquidity of an investment in a security and result in volatility of the price of a security.

FOREIGN CURRENCY RISK

  The Company derives a significant portion of its revenues from sales in or related to Mexico. The Company's functional currency in Mexico for equipment sales is the U.S. dollar due to the fact that the majority of these transactions are in such currency. However, the Company transacts mainly in the local currency with all of the Company's providers of the facilities necessary to carry out its value-added services and thus faces foreign currency risk in the event of a revaluation of the Mexican peso in relation to the U.S. dollar. In addition, a significant amount of the Company's operating expenses are paid in pesos. Furthermore, the general economic condition of Mexico is greatly affected by the fluctuations in exchange rates and inflation. Any decline in the general economic conditions of Mexico would materially affect the operations of the Company. As the Company expands its presence in countries other than the U.S. and Mexico, it will be exposed to additional exchange rate risk. The Company may choose to limit its exposure to foreign currency risk through the purchase of forward foreign exchange contracts or similar hedging strategies.
There can be no assurance that any foreign currency hedging strategy would be successful in avoiding exchange-related losses.

DIVIDENDS

  The Company has never paid dividends on its Common Stock. The Company currently intends to retain earnings, if any, to provide funds for the operation and planned expansion of the business and does not anticipate paying any cash or stock dividends to its shareholders in the foreseeable future.

CONTROL OF COMPANY BY NAMED OFFICERS, DIRECTORS AND FIVE PERCENT STOCKHOLDERS

  The directors, officers and five percent shareholders and their affiliates in the aggregate will beneficially own approximately 40.4% of the outstanding shares of Common Stock (including shares issuable upon the exercise of certain options and warrants which by their terms are exerciseable within 60 days of the date of this prospectus.) These shareholders will be able to exercise control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions.
Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company.

SHARES ELIGIBLE FOR FUTURE SALE

  The sale, or availability for sale, of substantial amounts of Common Stock offered hereby, and in the public market pursuant to Rule 144 promulgated under the Securities Act or otherwise, could adversely affect the market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities.

  The Shares will be freely tradeable without restriction under the Securities Act upon resale by the Selling Shareholders. The Selling Shareholders are not restricted as to the price or prices at which they may sell the Shares. Sales of the Shares may have an adverse effect on the market price of the Common Stock. Moreover, the Selling Shareholders are not restricted as to the number of Shares that may be sold at any time, and it is possible that a significant number of Shares could be sold at the same time, which may also have an adverse effect on the market price of the Company's Common Stock.


                           THE COMPANY

GENERAL

  The Company, a Texas corporation, is a "turn-key" telecommunications company strategically positioned to tap the growing markets of Latin America, with an emphasis on Mexico. Through organic growth and strategic acquisitions, the management of the Company believes that it is positioned as a premier telecommunications company with a focus on value-added services and international long distance.

  The Company was founded in 1992 with the objective of becoming a significant participant in the emerging Eastern European telecommunications equipment market through its 90% interest in Digital Telecommunications Systems/ZWUT, a Polish limited liability company. However, the strategic focus of the Company has been shifted to Latin America, and revenues from Poland now represent less than 5% of the Company's revenues.

  In May 1996, the Company acquired all of the stock of Telereunion, Inc., a Delaware corporation ("Telereunion") and 97% owner of Vextro de Mexico,
S. A. de C.V. ("Vextro"). Vextro is a telecommunications equipment and service company with operations in Mexico. In September 1996, Orion Communications, Inc., a U.S.-based reseller of long-distance services ("Orion"), was merged into Telscape USA, Inc., a subsidiary of the Company. In November 1996, the Company's name was changed from Polish Telephones and Microwave Corporation to Telscape International, Inc. to more accurately reflect the Company's overall strategy to increase internal growth and to identify and acquire companies which fit into its objectives of providing telecommunications products and services with an emphasis on Latin America. The management capabilities that came with the Orion merger have also enabled the Company to expand its strategy to include international long distance.

  Effective July 1, 1997, the Company acquired Integracion de Redes,
S.A. de C.V. ("Integracion") of Mexico City, Mexico, a data and network integrator. The acquisition of Integracion marked the Company's entry into the fast growing data and network market. In addition, effective October 1, 1997, the Company acquired N.S.I., S.A. de C.V. ("NSI") of Mexico City, Mexico, also a data and network integrator. Management of the Company believes that these acquisitions, coupled with Vextro, strategically position the Company in Mexico to address the technological convergence of data, voice and video transmission.

INDUSTRY BACKGROUND AND MARKET DEMAND

  MEXICO

  The most significant issue affecting the Mexican telecommunications market is the introduction of full competition in the long distance market. The monopoly of Telmex ended in August 1996 when new long distance competitors were allowed to offer services over their networks. In January 1997, Telmex was required to begin providing interconnection services to these new competitors. Full competition has been gradually spreading across the country during 1997. Like the U.S. market in the early 1980's when long distance deregulation occurred, the Mexican telecommunications market is poised for rapid expansion as barriers to competition are removed and new technologies enter the marketplace.

  Mexico has a growing marketplace that is undergoing deregulation. Several factors have affected the Mexican economy after the signing of the North American Free Trade Agreement ("NAFTA"), such as the currency devaluation in late 1994, but since then the peso has significantly stabilized against the U.S. dollar and the Mexican economy has a pent-up demand that is causing expansion of important markets like telecommunications. Mexico has one-third the population of the United States, and the telecommunications market in Mexico is growing in excess of 15% annually. The telephone density (number of telephones per capita) is only one-sixth that of the United States. The overall market for telecommunications services in Mexico is concentrated in three cities, namely Mexico City, Guadalajara and Monterrey, where 65% of the country's usage resides.

  INTERNATIONAL LONG DISTANCE

  As of December 31, 1996, the Company had generated an insignificant amount of revenues from the sale of international long distance services. However, since January 1, 1997, a significant portion of the Company's revenues have been generated from the sale of U. S.-originated international long distance.

  The international long distance telecommunications services industry consists of all transmissions of voice and data that originate in one country and terminate in another. This industry is in the midst of some fundamental changes that present the Company with an opportunity to take advantage of the substantial growth in international telecommunications traffic. According to industry sources, worldwide sales for providers of international voice telephone services were approximately $57 billion in 1995, and the volume of international traffic on the public telephone network is expected to grow at a compound annual growth rate of 12% or more through the year 2000.

  The Company believes that a number of trends in the international telecommunications market will continue to drive growth in international long distance traffic, including:

     - continuing deregulation and privatization of telecommunications markets;

     - pressure to reduce international outbound long distance rates paid by end users driven by increased competition among U.S. long distance carriers and among emerging foreign long distance carriers in deregulated countries;

     - dramatic increase in the availability of telephones and the number of access lines in service around the world;

     -  increasing globalization of commerce, trade and travel;

     - proliferation of communications devices such as faxes, cellular telephones, pagers and data communications devices;

     - increasing demand for data transmission services, including the Internet; and

     - increased utilization of high quality digital undersea cable and resulting expansion of bandwidth availability.

PRODUCTS AND SERVICES

  MEXICO

  The Company's revenues in Mexico are generated from a combination of equipment sales and telecommunications services. One of the Company's principal strategies in Mexico is to be a provider of complete telecommunications solutions, both from a services and equipment standpoint. In Mexico, the Company sells its equipment manufacturer's products through Vextro, Integracion and NSI, and sells its services through two brand identities, TELEREUNION and UNITEL.

  TELEPHONE EQUIPMENT. Since 1992, the Company has been one of five non-exclusive distributors in Mexico of Nortel (Northern Telecom) telecommunications equipment. Vextro also distributes products of the following leading manufacturers: Octel Communications, Polycom, Centigram and VTEL.

  DATA AND NETWORKING EQUIPMENT. Through its acquisitions of Integracion and NSI, the Company now distributes, installs and maintains equipment in the data and networking equipment market. The Company represents such data equipment manufacturers as 3Com Corporation, Cisco, Nortel and Newbridge Networks.

  TELECONFERENCING SERVICES. The Company was the first teleconferencing company in Mexico and launched the first conference call service bureau in Mexico. Under the name Telereunion, the Company offers the most comprehensive package of teleconferencing products and services available in Mexico, including consulting services for requirement detection, design, development and implementation of specific teleconferencing applications; multipoint audioconferencing and audiographics; design and implementation of videoconferencing rooms and design and development of telecommunications projects for various teleconferencing technologies.

  CALL CENTER SERVICES. The Company recently signed a multi-year contract with the U.S. embassy to provide certain call center services. The Company is in the process of establishing a call center bureau, which management of the Company hopes it will be able to leverage to service additional call center business.

  TELECOMMUNICATIONS OUTSOURCING. The Company's telecommunications outsourcing program is being developed to allow the Company to (i) acquire market share with the more long distance-intensive users in Mexico, the business sector;
and (ii) provide the Company nationwide points of presence for its telecommunications services program without the sometimes substantial investments required by other international long distance companies. As a provider of outsourced telecommunications services, the Company provides its customers with telecommunications hardware, software, maintenance, moves, adds and changes, traffic engineering, network planning, management of and coordination with other telecommunications suppliers, telecommunications consultation, and competitive long distance and dial tone through personnel and facilities owned by the Company and leased to its customers. The Company currently has one significant contract in the outsourcing area and is in the process of attempting to secure other contracts, although no assurances can be given that it will be successful.

  INTERNATIONAL LONG DISTANCE

  The Company serves the large and growing international long distance telecommunications market as a wholesale provider of both switched and dedicated services. The Company focuses its efforts on U.S.-originated traffic bound for Latin America and a significant portion of the Company's revenues are being derived from such business.

MARKETING AND SALES

  EQUIPMENT

  The Company promotes its equipment through a combination of advertising, trade shows, direct mail and telemarketing. The Company has historically utilized its own direct sales force but recently started to develop a dealer network to broaden its distribution channel.

  SERVICES

  In Mexico, the Company markets its telecommunications services through advertising in trade magazines, telemarketing, direct mail and attending trade shows. In addition, the Company's equipment customer base provides an excellent platform for the follow-on sales of advanced telecommunications services, since many of the current customers have developed confidence in the Company's ability to implement complex projects.

  INTERNATIONAL LONG DISTANCE

  The Company markets its services on a wholesale basis to other telecommunications companies through a direct sales effort. The Company intends to establish strategic relationships with entities that have gateways to international destinations and, thus, provide a more complete package of international rates to its customers. When appropriate, the Company will establish in-country relationships for the termination of international long distance.

COMPETITION

  MEXICO

  Among the Company's principal competitors in the Mexican equipment market are other distributors of the Company's products, as well as distributors of products that compete with the products the Company sells. For instance, Lucent Technologies and Ericsson each have a substantial presence in the Mexican market. Competition for equipment customers is based primarily on price and quality of the equipment and services offered. The Company believes that the price and quality of its equipment and services generally compare favorably with those of its competitors. In addition, the Company differentiates itself through its quality customer service, and the Company currently enjoys a high level of end-user satisfaction.

  The Mexican telecommunications services sector is less mature than that in the United States. The Company is currently one of a very small number of teleconferencing providers based in Mexico; however, the same services are offered by a number of large U.S.-based carriers. For Mexican customers to access these services in the United States, however, it is necessary to originate a call that travels to the United States and then reconnects to Telmex and the various parties on the call in Mexico.

  The Company holds one of the few value-added licenses in Mexico to provide teleconferencing and other interrelated services, which include the resale of
embedded domestic and international long distance services.   However, new
regulations will allow others to enter this market in 1997 as both resellers and network providers. In the former case, the competitors will require a permit similar to that of the Company, and in the latter, they will need a concession from the Mexican government.

  There are numerous competitors in the call center services business in Mexico, many of which have greater experience and financial resources than the Company. However, the Company believes it differentiates itself on the basis of its technological capabilities with respect to the equipment necessary to establish an effective low cost call center solution and its superior customer service.

  The Company faces numerous competitors in the outsourcing business. However, the Company believes it distinguishes itself on the basis of its technological and telecommunications understanding with respect to the equipment, maintenance, support and services necessary to implement an effective low cost outsourcing solution and its superior customer service.

  INTERNATIONAL LONG DISTANCE

  The international long distance business is intensely competitive and subject to rapid change. The Company's competitors in this market include large, facilities-based multinational corporations and PTTs, switched-based resellers of international long distance services and international joint
ventures and alliances among such companies.   International wholesale
switched long distance providers compete on the basis of price, customer service, transmission quality, breadth of service offerings and value-added services. The Company believes that it will compete favorably on the basis of price, transmission quality and customer service. The Company believes, however, that competition will continue to increase, placing downward pressure on prices.


                                USE OF PROCEEDS

  The Company will not receive any part of the proceeds from the sale of the Shares. The Company will, however, receive the exercise price for 641,000 of the Shares issuable upon exercise of the warrants. The exercise prices for the warrants, covering 525,000, 105,000 and 11,000 shares of Common Stock, all of which were determined at the time of grant of such warrants, are $8.00, $8.10 and $2.19, per share, respectively. Warrants covering 11,000 of the Shares include a cashless exercise feature pursuant to which the holder thereof may exercise such warrants without payment of cash consideration. In the event the holder of such warrant utilizes the cashless exercise feature, the Company will not receive any cash proceeds upon such exercise. In the event that all of the warrants are fully exercised and the holders thereof pay the exercise price in cash, the gross proceeds that would be received by the Company are estimated to be approximately $5,074,590. The Company intends to use the proceeds from the exercise of such warrants, if any, for working capital and for general corporate purposes.

                              SELLING SHAREHOLDERS

  The following table sets forth (i) the number of shares of Common Stock owned by each Selling Shareholder at November 7, 1997, (ii) the number of Shares to be offered for resale by each Selling Shareholder and (iii) the number and percentage of shares of Common Stock to be held by each Selling Shareholder after the completion of the offering. Except as set forth below, none of the Selling Shareholders has had a material relationship with the Company during the past three years.

                          Number of Shares     Number of     Number of Shares
           NAME           of Common Stock      Shares to be  of Common Stock
                          Beneficially Owned   Offered for   Stock/Percentage
                          at November 7, 1997  Resale (1)    Class to be Owned
                                                             Completion of the
                                                             Offering

Dickinson & Co. (2)           38,000(3)          25,000         13,000/*
T. Marshall Swartwood (4)     91,000             55,000         36,000/*
Thomas M. Swartwood (5)       22,000(6)          19,000          3,000/*
Glenn S. Cushman (7)           6,000              6,000              0/*

*Less than one percent.

(1) Consists solely of shares of Common Stock issuable upon the exercise of certain warrants.

(2) Dickinson & Co. served as representative of the several underwriters in connection with the initial public offering of the Company in August 1994. In connection therewith, the Company sold to Dickinson & Co. warrants to purchase 105,000 shares of Common Stock (the "Dickinson Warrants"), which Dickinson Warrants were subsequently transferred, as a result of which,
T. Marshall Swartwood owns warrants to purchase 55,000 shares of Common Stock; Thomas M. Swartwood owns warrants to purchase 19,000 shares of Common Stock; Glenn S. Cushman owns warrants to purchase 6,000 shares of Common Stock; and Dickinson & Co. owns warrants to purchase 25,000 shares of Common Stock.

(3)  Includes Redeemable Warrants to purchase 13,000 shares of Common Stock.

(4) T. Marshall Swartwood served as the Chairman of the Board and as a director of Dickinson & Co. from December 1990 through September 1997, and he served as the President of Dickinson & Co. from April 1994 through January 1995.

(5)  Thomas M. Swartwood is the President and a director of Dickinson & Co.

(6) Does not include 900 shares of Common Stock owned by Thomas M. Swartwood's wife, as to which Mr. Swartwood disclaims any and all interest.

(7) Glenn S. Cushman served as a director of Dickinson & Co. from May 1994 through March 1997.

  The Selling Shareholders have represented to the Company that they intend to exercise their warrants and sell that number of Shares set forth next to their respective names in the table set forth above during the effectiveness of the Registration Statement of which this Prospectus is a part. To the extent required, the specific Shares to be sold, the names of the Selling Shareholders, other additional shares of Common Stock beneficially owned by the Selling Shareholders, the public offering price of the Shares to be sold, the names of any agent, dealer or underwriter employed by the Selling Shareholders in connection with such sale, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying supplement to this Prospectus.

  The Shares covered by this Prospectus may be sold from time to time so long as this Prospectus remains in effect; provided, however, that the Selling Shareholders are first required to contact the Company's Chief Financial Officer to confirm that this Prospectus is in effect. The Company intends to distribute to each Selling Shareholder a letter setting forth the procedures whereby such Selling Shareholder may use this Prospectus to sell the Shares and under what conditions this Prospectus may not be used. The Selling Shareholders expect to sell the Shares at prices then attainable, less ordinary brokers' commissions and dealers' discounts as applicable.

  The Selling Shareholders and any broker or dealer to or through whom any of the Shares are sold may be deemed to be underwriters within the meaning of the Securities Act with respect to the Shares offered hereby, and any profits realized by the Selling Shareholders or such brokers or dealers may be deemed to be underwriting commissions. Brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the Selling Shareholders are not expected to exceed normal selling expenses for sales over-the-counter or otherwise, as the case may be. The registration of the Shares under the Securities Act shall not be deemed an admission by the Selling Shareholders or the Company that the Selling Shareholders are underwriters for purposes of the Securities Act of any Shares offered under this Prospectus.

                          TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.


                              PLAN OF DISTRIBUTION

  This Prospectus covers 661,000 Shares.   The Company will realize no proceeds
from the sale of the Shares, but will receive amounts upon exercise of the warrants, if any, which amounts will be used for working capital and for general corporate purposes.

  The distribution of the Shares is not subject to any underwriting agreement. The Shares may be sold from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The Shares may be sold in transactions to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from owners of the Shares and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of the customary commissions). The Selling Shareholders and any broker-dealers that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the Shares commissioned by them may be deemed to be underwriting commissions or discounts under the Securities Act. The owners of the Shares will pay any transaction costs associated with effecting any sales that occur.

  In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the holder of the Shares. See "Risk Factors - Investors May Be Unable to Exercise Warrants or Sell Shares in Certain Jurisdictions."

  The holders of the Shares are not restricted as to the price or prices at which they may sell the Shares. Sales of such Shares may have an adverse effect on the market price of the Common Stock. Moreover, the holders of the Shares are not restricted as to the number of Shares that may be sold at any time and it is possible that a significant number of Shares could be sold at the same time, which may also have an adverse effect on the market price of the Common Stock.

  The Company has agreed to pay all fees and expenses incident to the registration of the Shares, except selling commissions and fees and expenses of counsel or any other professionals or other advisors, if any, to the Selling Shareholders.


                                 LEGAL MATTERS

  The validity of the Shares will be passed upon for the Company by Gardere Wynne Sewell & Riggs, L.L.P., Houston, Texas.


                                    EXPERTS

  The financial statements of the Company for the fiscal year ended December 31, 1996, incorporated by reference in this Prospectus, have been audited by BDO Seidman, LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Polish Telephones and Microwave Corporation for the fiscal year ended December 31, 1995, incorporated by reference in this Prospectus, have been audited by Hoffman, McBryde & Co., P.C., independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Integracion de Redes, S.A. de C.V. for the fiscal years ended December 31, 1995 and 1996, incorporated by reference in this Prospectus, have been audited by De las Fuentes, De la Mora y Valdivia, S.C., independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.



                                            661,000 Shares



                                      TELSCAPE INTERNATIONAL, INC.


                                              Common Stock




      TABLE OF CONTENTS                    __________________

                                              PROSPECTUS
                           PAGE
Available Information         2            __________________
Incorporation of Certain
Documents
   by Reference               2
Risk Factors                  4
The Company                  15            November    , 1997
Use of Proceeds              19
Selling Shareholders         19
Transfer Agent and Registrar 20
Plan of Distribution         20
Legal Matters                21
Experts                      21


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14: OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the various expenses which will be paid by the Registrant in connection with the securities being registered. With the exception of the SEC Registration Fee, all amounts are estimates.

                                        SEC Registration Fee   $  2,417
                                Accounting Fees and Expenses     10,000
               Legal Fees and Expenses (other than Blue Sky)     25,000
Blue Sky Fees and Expenses (including legal and filing fees)     20,000
                                      Miscellaneous Expenses      2,583
                                                       Total   $ 60,000


ITEM 15: INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article 2.02-1 of the Texas Business Corporation Act provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he is a party by reason of his position. With respect to any proceeding arising from actions taken in his official capacity as a director or officer, he may be indemnified so long as it shall be determined that he conducted himself in good faith and that he reasonably believed that such conduct was in the corporation's best interests. In cases not concerning conduct in his official capacity as a director or officer, a director may be indemnified as long as he reasonably believed that his conduct was not opposed to the corporation's best interests. In the case of any criminal proceeding, a director or officer may be indemnified if he had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory.

  Texas corporations are also authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers.

  Article XI of the Registrant's Articles of Incorporation and Section 7.06 of the Registrant's Bylaws give the Registrant the right to indemnify a director or officer to the fullest extent permitted under Texas law.

ITEM 16:    EXHIBITS:

  4.1 Form of Common Stock Certificate (incorporated by reference to such exhibit to the RegistrantRs
      Registration Statement (File No. 33-80542-D) on Form SB-2 dated August 10, 1994).

  4.2 Warrant Agreement dated as of August 17, 1994, but made effective as of August 10, 1994, between the Company and American Stock Transfer & Trust Company.

  4.3 Form of Series B Common Stock Warrants dated as of October 24, 1997.

  4.4 Form of Warrants to Purchase Shares of Common Stock dated
      August 17, 1994.

  5.1 Opinion of Gardere Wynne Sewell & Riggs, L.L.P., legal counsel to the Company.

 23.1 Consent of BDO Seidman, L.L.P.

 23.2 Consent of Hoffman, McBryde & Co., P.C.

 23.3 Consent of De las Fuentes, De la Mora y Valdivia, S.C.

 23.4 Consent of Gardere Wynne Sewell & Riggs, L.L.P. (included in Exhibit 5.1).

 24.1 Power of Attorney (included on Signature Page).


ITEM 17:   UNDERTAKINGS.

     (a)   The Registrant will:

           (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

              (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) Iclude any additional or changed material information on the plan of distribution.

           (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.

           (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     (d)   The Registrant hereby undertakes:

           (1) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time the Commission declared it effective.

           (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 14th day of November, 1997.

                                         TELSCAPE INTERNATIONAL, INC.



                                         BY: /S/E. SCOTT CRIST
                                             E. Scott Crist,
                                             President and
                                             Chief Executive Officer


                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following individuals in the capacities and on the date indicated. Each person whose signature appears below constitutes and appoints E. Scott Crist and Todd M. Binet true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 14, 1997.

          SIGNATURE                              TITLE

        /S/MANUEL LANDA                   Chairman of the Board
         Manuel Landa

        /S/E. SCOTT CRIST            President, Chief Executive Officer
         E. Scott Crist                       and Director
                                         (principal executive officer)

        /S/TODD M. BINET          Executive Vice President, Treasurer,
         Todd M. Binet             Secretary, Chief Financial Officer
                                              and Director
                               (principal financial and accounting officer)

        /S/OSCAR GARCIA                           Director
         Oscar Garcia

        /S/RICARDO OREA                           Director
         Ricardo Orea

        /S/DARREL O. KIRKLAND                     Director
         Darrel O. Kirkland


                               INDEX OF EXHIBITS



EXHIBIT     DOCUMENT                                             PAGE

4.1 Form of Common Stock Certificate (incorporated by reference to such exhibit to the Company's
       Registration Statement (File No. 33-80542-D) on
       Form SB-2 dated August 10, 1994).

4.2 Warrant Agreement dated as of August 17, 1994, but made effective as of August 10, 1994, between the Company and American Stock Transfer & Trust
       Company.

4.3    Form of Series B Common Stock Warrants dated as of
       October 24, 1997.

4.4    Form of Warrants to Purchase Shares of Common
       Stock dated August 17, 1994.

5.1    Opinion of Gardere Wynne Sewell & Riggs, L.L.P.
       legal counsel to the Company.

23.1   Consent of BDO Seidman, LLP.

23.2   Consent of Hoffman, McBryde & Co., P.C.

23.3   Consent of De las Fuentes, De la Mora y Valdivia,
       S.C.

23.4   Consent of Gardere Wynne Sewell & Riggs, L.L.P.
       (included in Exhibit 5.1).

24.1   Power of Attorney (included on Signature Page).